Exhibit 5.1



               [Letterhead of The Warnaco Group, Inc.]



                                  April 28,  1998


 Board of Directors
 The Warnaco Group, Inc.
 90 Park Avenue
 New York, New York 10016

 Gentlemen:

           I am General Counsel of The Warnaco Group, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with (i) the Amended and Restated 1993 Stock Plan, the 1991 Stock Plan, the 1993 Stock Plan for Non-Employee Directors and the 1997 Stock Plan (collectively, the "Plans"), (ii) the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 10,000,000 shares of the Company's Class A Common Stock, par value $.01 per share, which may be issuable under the Plans prior to December 31, 2007 (the "Plan Shares").

           This opinion is being delivered pursuant to the requirements of
 Item 601(b)(5) of Regulation S-K under the Securities Act.

           In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Plans; (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the By-Laws of the company; (iv) resolutions of the Board of Directors of the Company adopting the Plans and the approval by the Company's Stockholders of the Plans at the Company's [1992, 1994, AND 1998] Annual Meeting[s] of Stockholders; (v) the Registration Statement being filed today with the Securities and Exchange Commission under the Securities Act; (vi) the prospectus to be sent to participants in the Plans describing the Plans; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

           I am admitted to the Bar of the State of New York and, except as set forth in the paragraph immediately below, I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent expressly set forth herein.

           Based upon and subject to the foregoing, I am of the opinion that the Plan Shares reserved for issuance under the Plan, have been duly authorized and that the Plan Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

           I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of the Securities Act or that this consent is required pursuant to Section 7 of the Securities Act.


                               Very truly yours,



                                /s/ Stanley P. Silverstein
  ----------------------       -------------------------------
                               Stanley P. Silverstein